PRESS RELEASE

FOR IMMEDIATE RELEASE

Southern Community Financial Corporation
Announces First Quarter 2005 Results.

     Winston-Salem, North Carolina, April 27, 2005 – Southern Community Financial Corporation (Nasdaq: SCMF and SCMFO) (the “Company”), the holding company for Southern Community Bank and Trust, reported net income of $1.6 million or $0.09 per diluted share for the first quarter ended March 31, 2005. This compares to net income of $1.7 million, or $0.10 per diluted share, for the first quarter of 2004. Net income, exclusive of certain unusual non-interest expenses, discussed below, would have been $2.0 million.

          Highlights for 2005:

➢	Achieved year-over-year loan growth of 15% and deposit growth of 4.5%;

➢	Paid an annual cash dividend of $0.12 per share on March 15, 2005. This marks the second consecutive annual cash dividend and an increase of 9% over the prior years dividend;

➢	Authorized a stock repurchase plan of up to 300,000 shares of common stock;

➢	Announced quarterly cash dividend of $0.03 per share, payable on June 1, 2005 to shareholders of record on May 16, 2005;

➢	Moved forward to complete a regional banking office in Greensboro by the end of 2005.

     Net interest income for the first quarter of 2005 was $9.0 million, a 7.1% increase over the $8.4 million reported in the year ago period and a decline of 0.4% compared with the fourth quarter of 2004 due in part to two fewer days in the period. First quarter 2005 net interest margin contracted 2 basis points to 3.27% from 3.29% in the fourth quarter of 2004. The compression in the margin is attributed to increased funding costs and pressure on investment yields due to the flattening yield curve.

     Non-interest income was $1.7 million for the three-month period ended March 31, 2005, reflecting an increase of $217,000, or 14.2%, compared to the same period a year ago. This improvement was a result of an increase in service charges on deposit accounts in addition to improved performance in full-service brokerage and mortgage origination revenue. The Company recorded non-interest expense of $7.9 million in the current quarter, versus $6.8 million reported in the year ago period. This increase includes pre-tax charges of approximately $345,000 incurred as a result of the departure of two former members of senior management as well as a $70,000 expense associated with the Company’s decision to vest all outstanding unvested options in the first quarter of 2005. Additionally, the company recorded a higher than normal level of professional fees and expenses during the first quarter of 2005 related to SOX 404 compliance.

     As of March 31, 2005, the Company recorded total assets of $1.2 billion, representing growth of $21.6 million, or 1.8% from the balance recorded at December 31, 2004 and an increase of $100.9 million, or 8.8% year-over-year. The increase in total assets for the year was due to the favorable trend in loan growth, as loans grew $105.5 million, or 15.0%, over the outstanding balance at March 31, 2004. Deposits increased by 4.5% to $837.0 million at March 31, 2005 as compared to total deposits of $801.3 million reported in the year ago period. Over this same time period non-interest bearing and interest-bearing deposits increased $7.6 million or 8.5% and $28.2 million, or 4.0%, respectively.

     The Company’s allowance for loan losses equaled $12.1 million, or 1.50% of total loans and 153% of non-performing loans at March 31, 2005. Net charge-offs as a percentage of average loans, a primary measure of credit quality, were 0.16% on an annualized basis for the quarter, a 4 basis point improvement from the 0.20% reported in the fourth quarter of 2004. Non-performing loans totaled $7.9 million at quarter end compared to $2.2 million at December 31, 2004. Approximately $6.2 million of nonperforming loans at March 31, 2005 consisted of two relationships. Based on collateral position and previously established reserves, it is anticipated that losses, if any, will be minimal.

     As of December 31, 2004 the allowance for loan losses totaled $12.5 million, or 1.57% of period-end loans. The decline from year-end to the March 31, 2005 level is due primarily to a $490,500 purchase accounting adjustment associated with management’s evaluation of the loan portfolio obtained in The Community Bank acquisition during the first quarter 2004. This purchase accounting adjustment resulted in both a reduction of goodwill and the allowance for loan losses.

     Stockholders’ equity totaled $135.0 million, or 10.85% of total assets at March 31, 2005, which represents an increase of $4.0 million, or 3.01% from $131.1 million reported for the year ago period. Regulatory capital ratios remain well in excess of the “well-capitalized” threshold.

     Southern Community Financial Corporation Chairman and Chief Executive Officer F. Scott Bauer commented, “We had a tough earnings quarter due to a number of one-time charges. Professional fees due to new regulatory requirements, settlements of obligations to two former members of management who left the company, and a prudent decision to accelerate vesting of options to avoid future expense all impacted our bottom line. We had a productive quarter with favorable trends in loan growth and deposit mix which will position us well for the coming quarters. Furthermore, we are pleased to have paid our second consecutive annual cash dividend of $0.12 on our common stock in the first quarter and announce our first quarterly dividend.”

     Southern Community Financial Corporation is headquartered in Winston-Salem, North Carolina and is the holding company of Southern Community Bank and Trust, a community bank, with eighteen banking offices throughout the Piedmont Triad region of North Carolina.

     Southern Community Financial Corporation’s common stock and trust preferred securities are listed on the NASDAQ National Market under the trading symbols SCMF and SCMFO, respectively. Additional information about Southern Community is available on its website at www.smallenoughtocare.com or by email at investor.relations@smallenoughtocare.com.

     This news release contains forward-looking statements. Such statements are subject to certain factors that may cause the Company’s results to vary from those expected. These factors include changing economic and financial market conditions, competition, ability to execute our business plan, items already mentioned in this press release, and other factors described in our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.

Southern Community Financial Corporation
(Amounts in thousands except per share data)
(Unaudited)

	For the three months ended					Twelve months ended
	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,
Income Statement	2005	2004	2004	2004	2004	2004	2003
Total Interest Income	$15,340	$14,744	$13,909	$13,154	$12,849	$54,656	$36,019
Total Interest Expense	6,304	5,674	5,061	4,513	4,409	19,657	14,751

Net Interest Income	9,036	9,070	8,848	8,641	8,440	34,999	21,268

Provision for Loan Losses	395	350	575	717	597	2,239	2,285

Net Interest Income after Provision for Loan Losses	8,641	8,720	8,273	7,924	7,843	32,760	18,983

Non-Interest Income
Service Charges on Deposit Accounts	839	1,109	828	815	750	3,502	1,442
Other Income	907	1,140	1,020	965	779	3,904	3,543

Total Non-Interest Income	1,746	2,249	1,848	1,780	1,529	7,406	4,985

Non-Interest Expense
Salaries and Employee Benefits	3,978	3,297	3,473	3,525	3,454	13,749	9,603
Occupancy and Equipment	1,342	1,217	1,068	1,040	1,027	4,352	3,045
Other	2,577	2,633	2,355	2,161	2,270	9,419	5,685

Total Non-Interest Expense	7,897	7,147	6,896	6,726	6,751	27,520	18,333

Income Before Taxes	2,490	3,822	3,225	2,978	2,621	12,646	5,635
Provision for Income Taxes	890	1,469	1,119	1,021	935	4,544	1,972

Net Income	1,600	2,353	2,106	1,957	1,686	8,102	3,663

Net Income per Share
Basic	$0.09	$0.13	$0.12	$0.11	$0.11	$0.47	$0.41
Diluted	$0.09	$0.13	$0.12	$0.11	$0.10	$0.45	$0.40

	March 31,	December 31,	September 30,	June 30,	March 31,
Balance Sheet	2005	2004	2004	2004	2004
Assets
Cash and due from Banks	$19,560	$17,758	$19,544	$24,447	$19,297
Federal Funds Sold & Interest Bearing Balances	1,755	80	1,231	4,349	6,014
Investment Securities	315,627	312,909	301,736	315,147	322,471

Loans	809,733	796,103	777,368	740,074	704,237
Allowance for Loan Losses	(12,133)	(12,537)	(12,629)	(12,567)	(12,125)

Net Loans	797,600	783,566	764,739	727,507	692,112

Bank Premises and Equipment	28,138	28,325	26,755	25,320	24,730
Goodwill	49,603	50,135	50,351	50,063	50,071
Other Assets	31,640	29,589	31,104	29,603	28,295

Total Assets	$1,243,923	$1,222,361	$1,195,460	$1,176,436	$1,142,990

Liabilities and Stockholders’ Equity
Deposits
Non-Interest Bearing	96,917	98,519	87,118	89,358	89,327
Interest Bearing	740,119	746,709	751,775	705,454	711,946

Total Deposits	837,036	845,228	838,893	794,812	801,273

Borrowings	263,622	233,141	212,557	245,971	202,867
Accrued Expenses and Other Liabilities	8,241	7,086	9,228	6,574	7,775

Total Liabilities	1,108,899	1,085,455	1,060,678	1,047,357	1,011,915

Total Stockholders’ Equity	135,024	136,906	134,782	129,079	131,075

Total Liabilities and Stockholders’ Equity	$1,243,923	$1,222,361	$1,195,460	$1,176,436	$1,142,990

Book Value per Share	$7.53	$7.68	$7.57	$7.29	$7.44

	As of or for the three months ended					As of or for the twelve months ended
	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,
	2005	2004	2004	2004	2004	2004	2003
Per Share Data:
Basic Earnings per Share	$0.09	$0.13	$0.12	$0.11	$0.11	$0.47	$0.41
Diluted Earnings per Share	$0.09	$0.13	$0.12	$0.11	$0.10	$0.45	$0.40
Book Value per Share	$7.53	$7.68	$7.57	$7.29	$7.44	$7.68	$5.66
Cash dividends paid (1)	$0.12	—	—	—	$0.11	$0.11	—

Selected Performance Ratios:
Return on Average Assets (annualized) ROA	0.52%	0.78%	0.71%	0.68%	0.61%	0.69%	0.53%
Return on Average Equity (annualized) ROE	4.79%	6.93%	6.24%	5.97%	5.61%	6.20%	7.48%
Return on Tangible Equity (annualized)	7.82%	11.35%	10.34%	9.94%	9.50%	10.37%	—
Net Interest Margin	3.27%	3.29%	3.28%	3.32%	3.37%	3.31%	3.25%
Net Interest Spread	2.98%	3.03%	3.07%	3.10%	3.15%	3.08%	3.03%
Non-interest Income as a % of Revenue	16.19%	19.87%	17.28%	17.08%	15.34%	17.46%	18.99%
Non-interest Income as a % of Average Assets	0.57%	0.74%	0.62%	0.62%	0.55%	0.63%	0.72%
Non-interest Expense to Average Assets	2.59%	2.36%	2.33%	2.33%	2.45%	2.36%	2.63%
Efficiency Ratio	73.24%	63.14%	64.47%	64.54%	67.72%	64.90%	69.83%

Asset Quality:
Nonperforming Loans	$7,910	$2,174	$1,942	$2,536	$1,132	$2,174	$769
Nonperforming Assets	$8,795	$3,260	$2,972	$2,992	$1,685	$3,260	$1,041
Nonperforming Loans to Total Loans	0.98%	0.27%	0.25%	0.34%	0.16%	0.27%	0.15%
Nonperforming Assets to Total Assets	0.71%	0.27%	0.25%	0.25%	0.15%	0.27%	0.13%
Allowance for Loan Losses to Period-end Loans	1.50%	1.57%	1.62%	1.70%	1.72%	1.57%	1.40%
Allowance for Loan Losses to Nonperforming Loans (X)	1.53	5.77	6.50	4.96	10.71	5.77	9.46
Net Charge-offs to Average Loans (annualized)	0.16%	0.20%	0.27%	0.15%	0.14%	0.19%	0.29%

Capital Ratios:
Equity to Total Assets	10.85%	11.20%	11.27%	10.97%	11.47%	11.20%	6.37%
Tangible Equity to Total Tangible Assets (2)	6.97%	7.21%	7.21%	6.83%	7.23%	7.21%	—

Reconciliation of Net Income Before Unusual Expenses to Net Income:
(in thousands)
Net Income	$1,600

Unusual Expenses:
Expense associated with departure of two members of management	345
Expensing of stock options associated with acceleration of vesting	70
Expensing of stock options associated with bank only directors	23
Professional services associated with compliance with SOX 404	155

Total Unusual Expenses	593

Tax Effect	(212)

Net Income Before Unusual Expenses	$1,981

(1) — Amount is an annual dividend.

(2) — Tangible Equity to Total Tangible Assets is period-ending equity less intangibles of $51.9 million, divided by period-ending assets less period end intangibles of $51.9 million.

Management provides the above non-GAAP measure, footnote (2) to provide readers with the impact of purchase accounting on this key financial ratio.